                                                                    EXHIBIT 10.7
                             FIRST LEASE AMENDMENT

         THIS FIRST LEASE AMENDMENT (this "Amendment") dated as of July 9, 1997 is made by and between PRINCIPAL MUTUAL LIFE INSURANCE COMPANY ("Landlord") and FILETEK, INC. ("Tenant").

         WHEREAS, pursuant to that certain Lease dated April 16, 1993, (hereinafter referred to as the "Lease"), Tenant is leasing from Landlord the 29,808 rentable square feet commonly known as Suite 100 and Suite 201, 9400 Key West Avenue, Rockville, Maryland (the "Original Premises");

         WHEREAS, pursuant to that certain First Addendum To Lease Agreement dated September 30, 1993, (hereinafter referred to as the "Addendum"), Tenant increased the "Original Premises" by 12,152 Rentable Square feet of space (hereinafter referred to as the "Expansion Premises"), making the total leased area 41,960 Rentable square feet of space (the "Updated Premises");

         WHEREAS, pursuant to that certain Letter Agreement dated February 15, 1994, (hereinafter referred to as the "Letter"), Tenant increased the "Expansion Premises" by 349 Rentable Square feet of space, making the total leased area 42,309 Rentable square feet of space (the "Premises);

         WHEREAS, pursuant to a notice letter written by Tenant to Landlord on January 21, 1997, Tenant confirmed its intention to exercise its Option to Extend the lease term for an additional three year period;

         WHEREAS, Landlord and Tenant desire to amend the Lease to extend the
Term thereof on the terms and conditions hereinafter set forth.   The Lease, as
amended by the Addendum and the Letter, are hereinafter collectively referred to as the "Lease";

         NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Incorporation of Recitals.   The foregoing recitals are hereby
incorporated herein and made a part hereof by this reference.

2.       Definitions.   All capitalized terms in this Amendment shall have the
meanings assigned thereto in the Lease unless otherwise defined herein.

3.       Basic Cost.   From and after May 1, 1998, Section 1.(a)(ii) of the
Lease (as amended by the First Addendum to Lease and the Letter to Lease) shall be, and hereby is, amended by deleting "electricity". Tenant's Premises shall be sub-metered for electricity, and Tenant shall be responsible for reimbursing Landlord on a monthly basis for Tenant's actual costs of electrical consumption
and usage.   Costs are actual kilowatt rates established by Pepco and are the same rates paid by the Landlord to Pepco. Tenant has the right to verify meter readings and will have access to the meter, accompanied by the Building Engineer, for this purpose.

4.       Right Of First Option - Second Floor.   Section 47 of the Lease shall
         be, and hereby is, deleted in its entirety.

5.       Lease Term.   Section 2 of the Lease shall be, and the same is hereby,
amended to provide that the Lease Term shall be extended for a thirty-six (36)
month period commencing May 1, 1998.   The Revised Lease Expiration Date shall
be April 30, 2001. Any exercise of Tenant's option under Section 46 of the Lease or any other extension of the term shall not be effective until an amendment to the Lease is executed by Landlord and Tenant.



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6.       Basic Rental.   Section 1(b) of the Lease shall be, and the same is
hereby, amended to provide that the basic monthly rent due for the Premises effective on May 1, 1998 (the "Renewal Period Commencement Date") shall be as follows:

            5/1/98 - 4/30/99:                   $50,241.94 per month, NET of Electric


            5/1/99 - 4/30/00:                   $51,749.20 per month, NET of Electric


            5/1/00 - 4/30/01:                   $53,301.67 per month, NET of Electric

The foregoing amounts replace the amounts owed pursuant to the Lease from and after the Renewal Period Commencement Date, irrespective of Section 1(b) of the Lease.

7.       Operating Expenses.   Section 8 of the Lease shall be, and hereby is
amended.   Tenant shall not be responsible for passthrough Basic Cost(s) for the Premises for the period 1/1/96 - 4/30/98, and Landlord shall forgive all unpaid sums relating thereto.

         From and after the Renewal Period Commencement Date, Tenant's Base Year for Basic Cost(s) shall be the Basic Cost(s) incurred in Calendar
         Year 1998, Net of Electrical Charges.   Tenant shall pay its Pro Rata
         share (84.49%) of any Basic Costs increases over the Base Year.

8.       Tenant Improvements.   Tenant accepts the Premises in its "as is"
condition, subject to the terms of the Lease.   Landlord has agreed to provide
an improvement allowance to the Premises in accordance with Exhibit C-1 of this
Amendment.   Section 7 and Exhibit C of the Lease shall be, and the same is hereby, deleted in its entirely and replaced with Exhibit C-1 of this Amendment which if attached hereto, is incorporated herein by this reference.

9.       Security Deposit.   Landlord currently holds a Letter of  Credit in
the amount of $45,835.00 which expires 6/30/98. Effective 6/30/98, Tenant shall increase the Letter of Credit to $50,241.94 and renew the term for three
(3) years, pursuant to Section 51 of the Lease.

10.      Conflict.   This Amendment and the Lease shall be construed to give
the fullest possible effect to both, and provisions of this Amendment which might be construed to be in conflict with provisions of the Lease shall be harmonized with such potentially conflicting provisions to the greatest extent
possible, so as to give maximum effect to all provisions.   However, in the
event there is irreconcilable conflict between any provision(s) of this Amendment and any provision(s) of the Lease, the provisions of this Amendment shall be controlling.

11.      Ratification.   Except as otherwise modified herein, all provisions of
the Lease remain in full force and effect, and by their signatures below, are hereby ratified and confirmed by the parties hereto.

12.      Notice.   All notices to Landlord shall be in writing and shall be
deemed to be fully given only if sent by registered mail or certified mail return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service to the following:

                    Principal Mutual Life Insurance Company
                    c/o Barnes, Morris, Pardoe & Foster Management Services, LLC 1015 15th Street, N.W.
                    Suite 1000
                    Washington, D.C.  20005-2606

13. Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) to its knowledge, is not in default of any of its obligations under the Lease and that such Lease is valid, binding





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and enforceable in accordance with its terms;  (ii) has full power and authority to execute and perform this Amendment; and (iii) has taken all action necessary to authorize the execution and performance of this Amendment.

14.      Brokers.   Tenant represents and warrants to Landlord that neither
Tenant nor its officers, agents, employees nor anyone acting on its behalf has dealt with any real estate broker except Barnes Morris Pardoe & Foster (which is representing the Landlord) in the negotiating or making of this Amendment. Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers with whom Tenant has had any business dealings regarding this Amendment.

15. Miscellaneous. This Amendment (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (subject to the restrictions on assignment set forth in the Lease); (ii) shall be governed by and construed in accordance with the laws of the State of Maryland; and (iii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

The Lease, as amended by this Amendment, contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any
force or effect.   The Lease may be further amended only in writing signed by both Landlord and Tenant.

The capitalized terms used in this Amendment shall have the same meaning ascribed to them under the Lease, unless specified otherwise herein.

If any provision of this Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Amendment, which shall continue in full force and effect, as if the invalid or unenforceable provision had been deleted.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Lease Amendment to be signed in the names by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions as of the day and year first written above.

                         LANDLORD:

                         PRINCIPAL MUTUAL LIFE
                         INSURANCE COMPANY

                         By:      /s/ Michael D. Ripson
                            -----------------------------------------
                         Name:        Michael D. Ripson
                              ---------------------------------------
                         Title:  Assistant Director, Commercial
                                 Real Estate/Equities
                               ---------------------------------------


                         TENANT:

                         FILETEK, INC.

                         By:      /s/ William P. Loomis
                            ------------------------------------------
                         Name:        William P. Loomis
                              ----------------------------------------
                         Title:       V.P., Finance & Administration
                               ---------------------------------------





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



                                  EXHIBIT C-1
                                       TO
                             FIRST LEASE AMENDMENT
                                 BY AND BETWEEN
                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
                                      AND
                                 FILETEK, INC.
                              DATED:  JULY 9, 1997


         1.      Landlord's Work.   Tenant shall accept, the Premises in "as
                 is" condition.

         The foregoing shall constitute all of Landlord's obligations, at its costs, with respect to the condition of and improvements to the Premises, and
shall be referred to hereinafter as "Landlord's Work."   Landlord will be
responsible for the coordination and supervision of the separate metering and will bear all costs over $5,000.00.

         2.      Tenant's Work.   Tenant shall be solely responsible for the
purchase, construction and installation of any and all leasehold improvements to the Premises which are not specifically designated as Landlord's Work by this Exhibit C-1 (hereinafter, "Tenant's Work"), in accordance with this
Exhibit C-1 and the Approved Plans (defined below.)   Subject to Section 7(b),
below, Tenant's Work shall be performed at Tenant's sole expense.   Tenant
shall make diligent efforts to complete Tenant's Work promptly, and without
unnecessary delay.   Tenant's Work shall include, without limitation, the
leasehold improvements to the Premises shown on the Approved Plans.   Tenant
shall be responsible for actual costs, not to exceed $5,000.00, associated with
separately metering the electrical usage of the Premises.   Landlord will be
responsible for the coordination and supervision of the separate metering and will bear all costs over $5,000.00.

         3.      Plans and Specifications.

                 A.       Preparation of Plans and Specifications.   With
respect to Tenant's Work, Tenant's architect shall prepare a full and complete set of architectural and mechanical, electrical and plumbing ("MEP") plans, drawings and finishes for the Premises, and engineering working drawings for all improvements to the Premises proposed by Tenant, as required for the permitting and construction of the Premises ("Plans and Specs"), and as may be required for Tenant's particular requirements or design, and all of which preparation shall be at Tenant's sole expense subject to reimbursement as provided in 6(b). Tenant shall deliver the completed Plans and Specs to Landlord promptly after completion.

                 B.       Approval of Plans and Specs.   As soon as practicable
after receipt of such Plans and Specs, but in no event more than five (5) days after receipt thereof, Landlord shall return to Tenant such Plans and Specs with its objections, suggested modifications and/or approval, which approval
shall not be unreasonably withheld or delayed.   If, upon receipt of Landlord's
modified Plans and Specs, Tenant wishes to take exception thereto, Tenant may do so within thirty (30) days after the date upon which Tenant receives
Landlord's modified Plans and Specs.   If Tenant takes exception, then Tenant
and Landlord shall negotiate expeditiously and in good faith to promptly resolve any disagreements and make modifications to the Plans and Specs which are acceptable to both parties. The parties shall attempt to reach agreement as soon as possible, and in all events within fourteen (14) days after the date
upon which Tenant receives Landlord's modified Plans and Specs.   Any party
that does not respond to any submission or objection communicated to such party within the period for response prescribed in this Exhibit C-1 shall be deemed to have approved any such submission or to have acquiesced to such objection.

                 C.       Revisions to Plans and Specs.   If Landlord's
modifications are acceptable to Tenant, said Plans and Specs shall thereafter be revised by Tenant to address Landlord's objection(s) and reflect the Landlord's suggested modifications, and the same shall be resubmitted to Landlord for





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



Landlord's information only.   If Tenant takes exception to Landlord's
modifications, said Plans and Specs shall be revised by Tenant to reflect any changes agreed upon in the above referenced good faith negotiations within five
(5) days after the expiration of the ten (10) day negotiating period set forth
in subparagraph 3.B, above.   Tenant shall deliver the revised Plans and Specs
to Landlord prior to the expiration of such five (5) day period, and Landlord shall grant its approval or disapproval thereto within two (2) business days after receipt thereof, which approval shall not be unreasonably withheld or delayed and which review and approval by Landlord shall be for the limited purpose of the revisions made by Tenant in the Plans and Specs and for no other
purpose.    In the event Landlord requests additional modification to the revised Plans and Specs, based upon the limited scope of review in the prior sentence, the parties shall make prompt, good faith efforts to reach agreement as quickly as possible, and shall adhere to the time frames stated herein for any subsequent revision(s) of the Plans and Specs (i.e., 5 days/2 days).

                 D.       Approved Plans.   After Landlord and Tenant have
reached agreement on the Plans and Specs for the leasehold improvements to be constructed in the Premises by Tenant (the approved Plans and Specs being hereinafter referred to as the "Approved Plans"), all of the improvements shown on such final Plans and Specs shall be included in Tenant's Work unless otherwise noted thereon.

                 E.       Landlord's Review.   Landlord's review and/or
approval of any Plans and Specs shall not constitute the assumption of any responsibility by Landlord for their accuracy, sufficiency or compliance with sound architectural or engineering practices or compliance with any laws, rules, orders, regulations, codes, ordinances, requirements or other legal or quasi-governmental requirements, nor any warranty by Landlord regarding the fitness of the Plans and Specs for the intended uses of the Premises by Tenant, and Tenant shall be solely responsible therefor.

         4.      Construction of Tenant's Work.   Tenant shall enter into a
construction contract with a general contractor selected by Tenant, subject to the reasonable approval of Landlord, to construct Tenant's Work in accordance with the Approved Plans and otherwise in accordance with the terms of this
Lease.   Tenant shall be responsible for all matters that must be accomplished to complete Tenant's Work, including filing plans and other required documentation with the proper governmental authorities and securing all necessary permits for the performance of any and all of Tenant's Work required under the Approved Plans, and, upon completion of Tenant's Work, all approvals and permits necessary for Tenant to occupy the Premises including all final inspections for issuance of Tenant's final certificate of use and occupancy. Landlord shall cooperate with and assist Tenant in obtaining the necessary permits, including, without limitation joining in applications or other filings
to obtain the necessary permits.   Tenant shall apply for a building permit
within a reasonable time after final approval of the Approved Plans, and, upon issuance thereof, to work diligently to cause Tenant's Work to be completed, installed or performed, as the case may be, in accordance with the Approved Plans, subject only to non-structural, non-material variations and/or variations necessitated by the unavailability of specified materials and equipment.

         5.      Change Orders.   Subject to the last sentence of Paragraph 4,
Tenant shall be allowed to make change orders to the Approved Plans provided that (i) any such proposed change order in excess of $5,000.00 which is not expressly permitted under the last sentence of Section 4 of this Exhibit C-1 shall be submitted to Landlord and Landlord shall have two (2) business days after receipt thereof to review and approve same, which approval shall not be unreasonably withheld or delayed (provided that, in the event Landlord does not approve all items set forth in said proposed change order, Landlord and Tenant will work together expeditiously and in a commercially reasonable manner to reach agreement on any such proposed change order), and (ii) Tenant shall be obligated to pay any and all costs associated with such change order(s) ("Excess Costs"), in accordance with the terms of Paragraph 7, below.

                 Landlord shall be allowed to make reasonable change orders to the Approved Plans provided that (i) any such proposed change order shall be submitted to Tenant and Tenant shall have five (5) business days after receipt thereof to review and approve same (provided that, in the event Tenant does not approve all items set forth in said proposed change order, Landlord and Tenant will work together expeditiously and in a commercially reasonable manner to reach agreement on any such proposed change





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



order), (ii) Landlord shall be obligated to pay the net cost of such change orders (i.e., after factoring in any associated savings) (excluding, however, any change orders Landlord requests (a) in order to cause Tenant to comply with the terms of the Lease, or (b) because the conduct of Tenant's Work by Tenant and/or its contractor(s) is disruptive or objectionable to other Building tenants, or (c) due to governmental requirements, applicable codes or any other circumstances beyond Landlord's control, which change order shall be at Tenant's sole cost).

         6.      Payment of Costs.

         (a)     General.   Subject to Section 7(b) below, Tenant shall be
responsible for and shall pay when due all costs associated with the preparation of plans and the performance of Tenant's Work incurred in
accordance with this Exhibit C-1.   Tenant shall further be responsible for all
costs of Tenant's work in excess of allowance described in 6(b). Failure by Tenant to pay the costs associated with Tenant's Work on a timely basis which results in the assertion of any statutory and/or common law lien against the Premises or the Property, or the project known as 9400 KEY WEST AVENUE, shall constitute a default by Tenant for all purposes of the Lease, unless Tenant bonds off or otherwise discharges the lien within thirty (30) days after the
filing of same.   Tenant shall cause its contractor to commence construction of
Tenant's Work promptly and to perform such work diligently and in a good and workmanlike manner, and its failure to do so shall constitute a default by
Tenant under the Lease, subject to applicable cure periods.   If any such
default by Tenant shall occur and is not cured within applicable cure periods, then Landlord shall have the right (but not the obligation) to pay such costs to the extent unpaid after five (5) business days notice to Tenant, and bill Tenant for (or deduct from the Tenant Improvement Allowance, as defined below) any amount so paid by Landlord and (2) Landlord shall be entitled (but not obligated) at Landlord's sole election to take over the performance of Tenant's Work if Tenant or its contractor(s) fails to commence or perform Tenant's Work in a diligent fashion and in a good and workmanlike manner, within ten (10) days after Landlord's written notice of such failure, and subject to the allowance, to charge Tenant for all work theretofore performed by or under Tenant's direction and to pay over the amount of such charge to Tenant's contractor(s) and/or materialmen, and to bill Tenant for any and all costs and expenses incurred in Landlord's exercise of such self-help remedy.

         (b)     Tenant Improvement Allowance.   Landlord shall pay to Tenant
an allowance (the "Allowance") equal to Seventy Four Thousand Forty and 75/100 Dollars ($74,040.75) as set forth below in this Section 6(b), and Tenant agrees that the Allowance shall be applied as set forth herein. One-half (1/2) of the Allowance shall be payable by Landlord to Tenant within thirty (30) days after Tenant's Work has been fifty percent (50%) completed (the "first payment");
and the final one-half (1/2) of the Allowance shall be payable by Landlord to Tenant within thirty (30) days after Tenant completes Tenant's Work (the "final payment"). Tenant will have the right to apply the applicable portion of the Tenant Improvement Allowance to any or all of its costs of the electrical
metering.   Tenant's payment request for any installment of the Allowance must be accompanied by all (in the case of the final payment) or some of the following items (in the case of the final payment or the electrical metering), as indicated.

                 (i) Verification by Landlord and copies of bills associated with electrical metering (electrical only).

                 (ii) A certificate of Tenant's architect that Tenant's Work is fifty percent (50%) completed, as to the first payment, and has been substantially completed, as to the final payment, in accordance with the Approved Plans;

                 (iii) A copy of the final certificate of use and occupancy (or its equivalent), if applicable, issued to Tenant by the applicable government authority (final payment only);

                 (iii) A copy of the most comprehensive and up-to-date Plans and Specs then available for Tenant's Work if modified subsequent to the Plans and Specs last delivered to Landlord (final payment only);





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




                 (iv) A duly executed interim release of liens (first payment) and a final release of liens (final payment) subject to receipt of the current payment, executed by Tenant's general contractor and any and all subcontractors and/or materialmen supplying labor and/or materials in connection with Tenant's Work, in form and substance reasonably satisfactory to Landlord, acknowledging payment of one-half (first payment) and in full (final payment) (subject to receipt of the final payment) for such labor and/or materials and fully and forever waiving any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), and the Property in connection with Tenant's Work to the applicable extent; and

                 (v) Notwithstanding the foregoing, any Tenant work not requiring an Architect or General Contractor (i.e. painting, carpeting, etc.) and not requiring an Architect's Certificate or a release of liens, shall require an invoice.

         Landlord shall have no obligation to pay either the first payment or the final payment of the Allowance to Tenant unless and until thirty (30) days after Landlord has received a payment request with all required attachments properly supplied.

         (c)     Inspection.   Tenant acknowledges and agrees that Landlord
will have the right to inspect the performance of Tenant's Work by Tenant's contractor(s) and subcontractor(s), through Landlord's construction manager, and Tenant agrees to cooperate with Landlord to facilitate such inspection, including without limitation, (A) using reasonable efforts to notify Landlord and such construction manager prior to any and all government inspections of Tenant's Work so that Landlord's construction manager can be present therefor,
(B) permitting Landlord's construction manager free and clear access to the Premises during the construction period, as necessary to perform such supervision, and (C) complying (or causing its contractor to comply) with the reasonable directions of such construction manager in connection with Tenant's Work, as long as such directions are not inconsistent with the Approved Plans or changes permitted hereunder.

         (d)     Unspent Tenant Improvement Allowance.   Tenant shall be
allowed to utilize up to twenty percent (20%) of Tenant Improvement Allowance towards rental abatement, or a rental credit. Tenant can exercise this right at any time during the term under the First Lease Amendment.

         7. General Provisions Regarding Construction. In performance of Tenant's Work in accordance with this First Lease Amendment, Tenant agrees that all such work will be performed in a good and workmanlike manner (in accordance with Section 7(a), above) and that Tenant shall cause its contractor to use reasonable and diligent efforts not to interfere with ongoing operations in the Premises and Property. Without limiting the foregoing, Tenant agrees to cause its contractor to use reasonable and diligent efforts to minimize excess noise, and to limit its construction activities to the portion of the Premises being constructed and those portions of the common area in which Tenant is permitted to perform Tenant's Work in accordance with the Approved Plans. Landlord, upon request, shall cooperate with Tenant and Tenant's contractor so as to facilitate Tenant's Work in accordance with the Approved Plans (e.g., providing the use of elevators, truck docks, and temporary utilities and permit Tenant's
Work) provided such requests are reasonable.   If access to portions of the
Property outside of the Premises is required, Landlord shall cooperate in providing such reasonable access to Tenant and its general contractor and subcontractors.

                 Tenant's contractor shall keep all construction areas reasonably clean and free of trash and debris, and shall monitor the activities of its contractors, subcontractors and their respective employees with regard to keeping the Property clean, and not unreasonably interfering with the other tenants and occupants of the Property in the course of such construction activities. Tenant agrees to follow (or to cause its contractors and subcontractors to follow) all reasonable directions given to Tenant or its contractor and subcontractors by Landlord's construction managers with respect to non-interference with other tenants of the Property and work in common areas of the Property.





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




                 Tenant's contractor(s) shall be adequately insured, and shall carry liability and other insurance (including but not limited to Builder's Risk Insurance or other equivalent insurance) naming Landlord as an additional insured and loss payee (as to Builder's risk) in amounts and in form and substance reasonably satisfactory to Landlord. Tenant's Work shall not commence, and Tenant's contractor(s) or subcontractors shall not commence any work in the Premises unless and until Landlord has approved and consented to the insurance carried by same, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant has provided certificates of insurance therefor to Landlord. Tenant's construction contract shall indemnify Tenant, Landlord and Landlord's Agent for damages, losses and expenses associated with the acts and omissions of Tenant's contractor, its agents, employees and subcontractors, and shall otherwise be subject to Landlord's prior reasonable approval. All contractors and subcontractors performing any work for Tenant within the Premises shall be bonded (or bondable), and licensed to do business in MARYLAND.

                 Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission
thereof, as the case may be.   Tenant agrees to comply (or to cause its
contractors to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of Tenant's Work, and to promptly rectify any violations of such laws, and Tenant shall be responsible for any non-compliance by Tenant or its agents, employees and contractors. The performance of Tenant's Work shall be lien-free and shall be performed in a good and workmanlike manner.

         8.      Remedies.   In the event Tenant (i) violates the terms of this
Exhibit C-1, or (ii) constructs any improvements in the Premises which are not within the scope of the Approved Plans, or have not been approved by Landlord or are not otherwise permitted herein, then in addition to any other remedies available to Landlord after written notice to Tenant and Tenant's failure to cure the violation within five (5) business days after receipt of notice, Landlord shall have the right to cause Tenant and Tenant's contractor to stop Tenant's Work and to remove any such improvements which have been constructed in violation of the Approved Plans or this Exhibit C-1 at Tenant's expense, and to seek any and all appropriate legal and equitable relief in order to enforce the provisions of this Exhibit C-1.

         9.      Substantial Completion.   The Premises shall be substantially
complete when the Tenant's Work described herein is completed (subject only to incomplete, minor or insubstantial details of construction; necessary mechanical adjustments and needed finishing touches that do not unreasonably interfere with Tenant's intended use of the Premises) and Tenant has obtained a Certificate of Occupancy for the Premises.

         10. Landlord Delays. Landlord acknowledges that delays in preparation of Approved Plans and/or in the construction of Tenant's Work caused by Landlord will not result in deferral of the renewal period Commencement Date and thus Tenant's obligation to pay Rent, additional rent and other charges due under this First Lease Amendment to Landlord.





                                       8